EXHIBIT 99.2

Location Based Technologies Receives Order for
Medical Asset Tracking Devices

(Business Wire) - On Monday, March 22, 2010, in Irvine, California, Location Based Technologies (OTCBB:LBAS - News), a leading-edge service provider of personal, pet, and asset location devices, today announced that they have received an order from Stephen Gould Corporation for specialized medical equipment and asset tracking devices that will be utilized by a Southern California medical company.

“This is another ‘first’ for Location Based Technologies, an added revenue stream, and another application or use of our products. This medical company will now have direct access to our unique user interface along with the ability to easily track the location of valuable equipment from origin to destination,” explains Dave Morse, CEO. “It has, and will continue to be, a strong month for our company as sales for our vehicle tracking unit gains traction and, as promised, our first LoadRack Tracker units were shipped during the first week of March.”

Not only has Location Based Technologies responded to this critical, highly-specialized need, but in doing so the company will benefit from a new revenue stream to supplement its growing list of products and applications. This is just one more example of how the company's leading edge technology translates across a spectrum of vertical markets.

In addition, hardware development of the PocketFinder® and PetFinder® is complete and final software adjustments for new device capabilities are now being made. The company anticipates that devices will be in the testing laboratory for global certification by the end of March. Once certifications are finalized devices will be delivered to key distributors for evaluation and ordering purposes.

About Stephen Gould Corporation

Stephen Gould Corporation is a pioneering giant in retail and industrial packaging and printing, and is the largest privately owned packaging sales organization in the United States and generates annual sales approaching $500,000,000.

Since their founding in 1939, Stephen Gould remains committed to providing quality products and services that continue to meet the changing needs of a client base that now extends to nearly every sector of the world economy. Today, their packaging and designs can be seen everywhere. They range from presentation kits and multiple-use cases to computer software and aerospace equipment.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

David Morse
Location Based Technologies
(888) 600-1044 ext 5
dave@pocketfinder.com
or
Glenn Busch, CFP
Northstar Investments
Investor Relations
(888) 600-1044 ext 3
glenn@pocketfinder.com
or
Joe Daly, Esq.
NetGain
(866) 635-0011
(760) 942-4500
investor@locationbasedtech.com